Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 26, 2019, relating to the financial statements and financial highlights, which appear in Cohen & Steers Global Income Builder, Inc. and Cohen & Steers Infrastructure Fund, Inc.’s Annual Reports on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Service Providers” and “Appendix A: Agreement and Plan of Reorganization: Representation and Warranties” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

August 14, 2019